EXHIBIT 99.1

Investor Relations:

Brett Maas

Hayden IR

(646) 536-7331

brett@haydenir.com

PCM REPORTS RECORD FIRST QUARTER RESULTS

Q1 Earnings Per Share of $0.30 and Adjusted Earnings Per Share of $0.26

El Segundo, California — April 27, 2017 — PCM, Inc. (NASDAQ: PCMI), a leading technology solutions provider, today reported record financial results for the first quarter of 2017.

Highlights (2017 compared to 2016):

●	Record first quarter net sales of $524.4 million, up 5%
●	Record first quarter gross profit of $78.2 million, up 11%; gross profit margin increased to 14.9% from 14.1%
●	Operating profit of $4.5 million, up 194%
●	First quarter EBITDA of $8.1 million; adjusted EBITDA of $9.6 million, up 26%
●	Diluted earnings per share (EPS) of $0.30; adjusted EPS of $0.26, up 30%

Frank Khulusi, Chairman and CEO of PCM, Inc., commented, “After a stellar, record-setting year in 2016, we have posted another stellar quarter, a great start to 2017. Our most notable achievements for the quarter were our strong, double digit gross profit growth of 11%, which was generated on an organic basis; a stellar gross margin of 14.9%, which exceeded the high end of our guidance of 13.75% to 14.25%; and an organic revenue growth rate of 9% when adjusted for $19 million in sales which were not included in our consolidated results because they were made pursuant to customer contracts which we transferred, as previously disclosed, to a company in which we now hold a 49% passive equity interest. Furthermore, despite significant investments we are making in our inside and field sales and advanced solutions teams, we grew our adjusted EPS by 30% and delivered $0.26 in adjusted EPS, exceeding the high range of our guidance by $0.02. PCM is successfully executing our strategy of cross-selling increasingly sophisticated solutions to a large and loyal customer base, enabling us to expand margins and profitability faster than revenues.”

Jay Miley, President of PCM, Inc., said, “Our teams executed well during the quarter, delivering record revenues for PCM at gross margins that are healthier than ever. I’m especially pleased that each of our segments, Commercial, Public Sector and Canada, grew their gross profit by 10%, 15% and 22%, respectively. We continue to invest heavily in areas of strategic focus, including multiple areas within our advanced solutions business and our inside and field sales teams. Our North American sales headcount grew from year end by 64 account executives, or 6%, from 1,139 to 1,203 at March 31, 2017. We believe these investments will advance our strategic objectives and further improve our performance throughout the remainder of 2017 and beyond.”

Khulusi continued, “Today we also had a major announcement regarding our launch of operations into the United Kingdom for the first time. PCM UK will be our hub for the UK and the rest of Europe. Many of our North American customers are increasingly global with needs for us to deliver to their European operations cutting-edge IT solutions with the same high level of service they have grown accustomed to from us in North America. We also believe that there are significant potential opportunities for customers based in the UK and across the European Union. We believe now is the right timing for us to pursue this additional market, and launched our UK operations accordingly. We spent a great deal of time during the quarter setting up the operation, hiring a managing director and various other leadership roles to ensure the success of this international expansion, and we expect to have our Grand Opening event next week on May 2nd.”

“We remain focused on the North American markets as we continue to believe there is a strong opportunity for PCM to grow across the continent, but believe we can also achieve success in the United Kingdom and further increase the value to our customers and shareholders. We could have chosen to make an acquisition of significant size and significant cost in the UK, but believe we can get much better results with an exponentially lower price tag doing it organically, with perhaps some tuck-in acquisitions over time.”

Commenting on PCM’s outlook, Khulusi concluded, “Looking ahead, for the second quarter, we expect adjusted EPS, which excludes the UK investment, in the range of $0.44 to $0.49 on net sales of $580 million to $600 million, which continues to exclude sales under the transferred customer contracts I previously referenced. For the year, we continue to believe we will deliver net sales of $2.34 billion to $2.38 billion and adjusted EPS of $2.00 to $2.15, with adjusted EPS ramping sequentially for each of the quarters of this year. We are also raising our gross margin guidance from a range of 13.75% to 14.25% to a range of 14.0% - 14.5% for each of the remaining quarters in 2017. Further, our current plan is to spend approximately $4.0 million launching our UK business in 2017, with some offset generated by incremental revenue and gross profit, and believe that our UK operations will be profitable and accretive in 2018.”

1

New Operating Segment

In connection with our entrance into the UK market in the first quarter of 2017, we formed a new operating segment called United Kingdom. This segment will include these new UK and European operations.

Results of Operations

Net Sales

The following table presents our net sales by segment for the periods presented (dollars in thousands):

	Three Months Ended March 31,
	2017		2016
	Net Sales	Percentage of Total Net Sales	Net Sales	Percentage of Total Net Sales	Dollar Change	Percent Change
Commercial	$408,473	78%	$384,405	77%	$24,068	6%
Public Sector	67,268	13	72,463	15	(5,195)	(7)
Canada	48,684	9	41,162	8	7,522	18
United Kingdom	—	—	—	—	—	—
Corporate & Other	(26)	—	(1)	—	(25)	NM (1)
Consolidated	$524,399	100%	$498,029	100%	$26,370	5%

(1) Not meaningful.

Consolidated net sales were $524.4 million in the three months ended March 31, 2017 compared to $498.0 million in the three months ended March 31, 2016, an increase of $26.4 million, or 5%. As previously announced, our financial results for 2017 no longer consolidate the financial results of sales made under some customer contracts we purchased in the En Pointe acquisition, which we have been required by our customers to transfer to partners which qualify for certification as minority or women owned businesses under their supplier diversity policies. We have transferred these contracts to a partner in which we hold a 49% passive equity interest and we have accounted for our investment in this entity using the equity method of accounting beginning in 2017. We refer to this entity as the non-controlled entity or NCE. As a result, our consolidated net sales for the three months ended March 31, 2017 do not include $19.0 million of net sales made under these transferred contracts. Had these revenues continued to be consolidated in 2017 as they were in 2016, our revenues would have grown 9% to $543.4 million. Consolidated sales of services were $36.8 million in the three months ended March 31, 2017 compared to $32.3 million in the three months ended March 31, 2016, an increase of $4.5 million, or 14%, and represented 7% and 6% of consolidated net sales in each of the three months ended March 31, 2017 and 2016, respectively.

Commercial net sales were $408.5 million in the three months ended March 31, 2017 compared to $384.4 million in the three months ended March 31, 2016, an increase of $24.1 million or 6%. This increase in Commercial net sales was primarily due to growth in sales across our small and medium-sized businesses (“SMB”) and our enterprise organizations which resulted from investments we have been making in our advanced solutions business. Our Commercial net sales for the three months ended March 31, 2017 does not include $19.0 million of net sales made under contracts which have been transferred to the NCE. Had we not transferred these contracts, our Commercial net sales would have grown 11% to $427.5 million. Sales of services were $27.2 million in the three months ended March 31, 2017 compared to $24.5 million in the three months ended March 31, 2016, an increase of $2.7 million, or 11%, and represented 7% and 6% of Commercial net sales in each of the three months ended March 31, 2017 and 2016, respectively.

Public Sector net sales were $67.3 million in the three months ended March 31, 2017 compared to $72.5 million in the three months ended March 31, 2016, a decrease of $5.2 million, or 7%. The decrease in Public Sector net sales was primarily due to a reduction in spend from a large customer in our state and local government and educational institution (“SLED”) portion of our Public Sector business, which SLED business declined by 17%, partially offset by an increase in our federal business net sales of 15%.

Canada net sales were $48.7 million in the three months ended March 31, 2017 compared to $41.2 million in the three months ended March 31, 2016, an increase of $7.5 million, or 18%, related to increased sales of services and product, as well as the sales resulting from our Stratiform acquisition, which was completed in December 2016. Sales of services were $7.5 million in the three months ended March 31, 2017 compared to $5.7 million in the three months ended March 31, 2016, an increase of $1.8 million, or 31%, and represented 15% and 14% of Canada net sales in each of the three months ended March 31, 2017 and 2016, respectively.

2

Gross Profit and Gross Profit Margin

Consolidated gross profit was $78.2 million in the three months ended March 31, 2017 compared to $70.3 million in the three months ended March 31, 2016, an increase of $7.9 million, or 11%. Consolidated gross profit margin increased to 14.9% in the three months ended March 31, 2017 from 14.1% in the same period last year. The increase in consolidated gross profit was primarily due to the increase in net sales discussed above. The increase in consolidated gross profit margin was primarily due to an increase in higher margin sales in each of our segments, including increased sales of advanced solutions, increased vendor consideration related to such advanced solutions sales, and an increase in our higher margin Commercial and Canadian segments as a percentage of consolidated net sales. Our consolidated gross profit margin also benefited from the transfer of sales contracts to the NCE, as discussed above, which have historically had lower margins.

Selling, General & Administrative Expenses

Consolidated SG&A expenses were $73.7 million in the three months ended March 31, 2017 compared to $68.8 million in the three months ended March 31, 2016, an increase of $4.9 million, or 7%. Consolidated SG&A expenses as a percentage of net sales increased to 14.1% in the three months ended March 31, 2017 from 13.8% in the same period last year. The increase in consolidated SG&A expenses were primarily related to a $2.6 million increase in personnel costs, which were primarily related to the investments we made in our U.S. field sales, inside sales and advanced solutions businesses, a $1.0 million increase in third-party services, a $0.6 million increase in credit card related fees and a $0.6 million increase in travel and entertainment expenses.

Operating Profit (Loss)

The following table presents our operating profit (loss) and operating profit margin by segment for the periods presented (dollars in thousands):

	Three Months Ended March 31,							Change in
	2017			2016		Change in		Operating
	Operating	Operating		Operating	Operating	Operating		Profit
	Profit	Profit		Profit	Profit	Profit (Loss)		Margin
	(Loss)	Margin(1)		(Loss)	Margin(1)	$	%	%
Commercial	$18,210	4.5%		$16,228	4.2%	$1,982	12%	0.3%
Public Sector	1,394	2.1		1,447	2.0	(53)	(4)	0.1
Canada	1,224	2.5		1,679	4.1	(455)	(27)	(1.6)
United Kingdom	(152)	NM	(1)	—	—	(152)	NM (1)	NM (1)
Corporate & Other	(16,203)	(3.1	)(2)	(17,835)	(3.6) (2)	1,632	(9)	0.5 (2)
Consolidated	$4,473	0.9%		$1,519	0.3%	$2,954	194	0.6%

(1)	Not meaningful.
(2)	Operating profit margin for Corporate & Other is computed based on consolidated net sales. Operating profit margin for each of the other segments is computed based on the respective segment’s net sales.

Consolidated operating profit was $4.5 million in the three months ended March 31, 2017 compared to $1.5 million in the three months ended March 31, 2016, an increase of $3.0 million.

Commercial operating profit was $18.2 million in the three months ended March 31, 2017 compared to $16.2 million in the three months ended March 31, 2016, an increase of $2.0 million, or 12%. The increase in Commercial operating profit was primarily due to a $12.6 million increase in Commercial gross profit, partially offset by an increase in investments we made in our advanced solutions, field sales and inside sales and an increase in third-party related fees of $0.7 million.

Public Sector operating profit was $1.4 million in the three months ended March 31, 2017 and in the same period last year. The small decrease in Public Sector operating profit was due to an increase in personnel costs and an increase in various operating expenses, offset by a $0.9 million increase in Public Sector gross profit.

Canada operating profit was $1.2 million in the three months ended March 31, 2017 compared to $1.7 million in the three months ended March 31, 2016, a decrease of $0.5 million, or 27%, primarily due to an increase in personnel costs related to our investment in advanced solutions and sales account executive headcount, as well as the addition of costs resulting from the acquisition of Stratiform in December 2016, partially offset by a $1.3 million increase in Canada gross profit.

United Kingdom operating loss was $0.2 million in the three months ended March 31, 2017, representing the segment’s first quarter of operating expenses which include overhead support and consulting costs.

3

Corporate & Other operating expenses include corporate related expenses such as legal, accounting, information technology, product management and certain other administrative costs that are not otherwise included in our reportable operating segments. Corporate & Other operating expenses were $16.2 million in the three months ended March 31, 2017 compared to $17.8 million in the three months ended March 31, 2016, a decrease of $1.6 million, or 9%. The decrease in our Corporate & Other operating expenses was primarily due to a decrease in legal and M&A expenses by $0.8 million and a reduction in net personnel costs of $0.8 million.

Income Taxes

In March, 2016, the FASB issued ASU No. 2016-09, “Compensation – Stock Compensation (Topic 718) - Improvements to Employee Share-Based Accounting,” which simplifies several aspects of accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory state tax withholding requirements, as well as classification in statement of cash flows. ASU 2016-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016. We adopted ASU 2016-09 effective January 1, 2017. In the three months ended March 31, 2017, we recorded a credit to income tax expense of $2.3 million related to the excess tax benefits associated with the exercise of stock options during the quarter on our consolidated statement of operations. We anticipate ongoing income tax expense volatility as a result of the adoption of this standard.

Adjusted EBITDA and Adjusted EPS

Adjusted EBITDA (as defined below) for the three months ended March 31, 2017 was $9.6 million compared to $7.6 million for the three months ended March 31, 2016. Non-GAAP EPS (Adjusted EPS) was $0.26 for the three months ended March 31, 2017 compared to $0.20 in the three months ended March 31, 2016. The increase in adjusted EBITDA and adjusted EPS was primarily driven by the increase in operating profit discussed above.

Consolidated Balance Sheet and Cash Flow

We had $13.5 million of cash used in operating activities during the three months ended March 31, 2017 compared cash provided by operating activities of $44.1 million in the three months ended March 31, 2016. Accounts receivable at March 31, 2017 was $354.3 million, a decrease of $4.6 million from December 31, 2016. Inventory at March 31, 2017 was $66.4 million, a decrease of $14.5 million from December 31, 2016. Accounts payable at March 31, 2017 was $241.5 million, a decrease of $35.1 million from December 31, 2016. Cash flow used in investing activities during the three months ended March 31, 2017 totaled $6.0 million compared to $1.4 million during the three months ended March 31, 2016. Investing activities for the three months ended March 31, 2017 were primarily related to a purchase of real property in Woodridge, Illinois for $3.1 million, expenditures relating to investments in our IT infrastructure and leasehold improvements. Investing activities for the three months ended March 31, 2016 were primarily related to $0.8 million of capital expenditures and $0.6 million of incremental acquisition-related investments. Total notes payable, including the $4.6 million of note payable related to asset held for sale in connection with our Irvine property, increased by $1.9 million to $36.4 million at March 31, 2017 compared to December 31, 2016. Outstanding borrowings under our line of credit increased by $13.2 million to $120.6 million at March 31, 2017 compared to December 31, 2016.

Account Executive Headcount

The following table presents our average account executive headcount, by segment, for our continuing operations for the periods presented:

Average Account Executive	Three Months Ended March 31,
Headcount By Segment:	2017		2016
Commercial	897		765
Public Sector	201		162
Canada	89		82
United Kingdom	7	(1)	—
Total	1,194		1,009

(1)	Represents headcount as of March 31, 2017.

4

Product Sales Mix

The following table sets forth our net billed sales by major categories as a percentage of total net billed sales for the periods presented, determined based upon our internal product code classifications.

	Three Months Ended March 31,		Y/Y Sales
Product Sales Mix:	2017	2016	Growth
Software(1)	24%	27%	(14)%
Notebooks and Tablets	21	19	10
Networking	8	7	18
Desktops	8	8	(1)
Delivered services	7	6	14
Manufacturer service and warranties(1)	6	5	32
Display	5	5	(9)
Storage	4	4	(5)
Accessories	3	3	15
Printers	3	3	(19)
Servers	2	2	1
Other(2)	9	11	(6)
Total	100%	100%

(1)	Software, including software licenses, maintenance and enterprise agreements, and manufacturer service and warranties are shown, for purposes of this table, on a gross sales billed to customers basis, net of returns and do not reflect the net down impact related to revenue recognition for sales of such products.
(2)	Other includes power, input devices, supplies, consumer electronics, memory, iPod/MP3 and miscellaneous other items.

Non-GAAP Measure

We are presenting earnings before interest, taxes, depreciation and amortization expenses (EBITDA), adjusted EBITDA and non-GAAP EPS (adjusted EPS), which are financial measures that are not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP. Adjusted EBITDA and adjusted EPS remove the effect of severance and restructuring related expenses related to our cost reduction initiatives and stock-based compensation, as well as uncommon, non-recurring or special items. Adjusted EPS also removes the effect of amortization of intangibles acquired in acquisitions. Depreciation and amortization expenses primarily represent an allocation to current expense of the cost of historical capital expenditures and for acquired intangible assets resulting from prior business acquisitions. EBITDA, adjusted EBITDA and adjusted EPS should be used in conjunction with other GAAP financial measures and are not presented as an alternative measure of operating results, as determined in accordance with GAAP. We believe that these non-GAAP financial measures allow a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. We believe that adjusted EBITDA and adjusted EPS provide a better understanding of our company’s operating performance and cash flows. A reconciliation of the non-GAAP consolidated financial measures is included in a table below.

Conference Call

Management will hold a conference call, which will be webcast, on April 27, 2017 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its fourth quarter results. To listen to PCM management’s discussion of its fourth quarter results live, access http://investor.pcm.com/events.cfm.

The archived webcast can be accessed at http://investor.pcm.com under “Events & Presentations.” A replay of the conference call by phone will be available from 7:30 p.m. ET on April 27, 2017 until May 4, 2017 and can be accessed by calling (855) 859-2056 (International (404) 537-3406) and inputting code 11637379.

About PCM, Inc.

PCM, Inc., through its wholly-owned subsidiaries, is a leading technology solutions provider to small and medium sized businesses, mid-market and enterprise customers, government and educational institutions and individual consumers across the United States and Canada. We generated net sales of $2.3 billion in the twelve months ended March 31, 2017. For more information, please visit investor.pcm.com or call (310) 354-5600.

5

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including but not limited to, statements related to our strategic positioning; our positioning for future growth; expectation of 2017 financial performance, opportunities, expectations or intentions for growth in top or bottom line operating results; expectations of earnings per share and statements regarding our investments paying off or contributing to our profitability; our execution of our strategy enabling us to expand margins and profitability; our investments advancing our strategic objectives and improving our performance throughout 2017 and beyond; significant potential opportunities for customers based in the UK and European Union; ensuring the success of our international expansion; strong opportunity to grow across the North American continent; our ability to achieve success in the UK and to increase the value to our customers and shareholders; and our ability to grow across the North American continent. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation risks and uncertainties related to the following: our ability to attract and retain key employees; our ability to receive expected returns on changes in our sales and services organizations or strategic investments, including without limit, investments in advanced technology solutions and services, our call centers and our international expansion; risks associated with our ability to integrate our acquisitions; availability of key vendor incentives and other vendor assistance; our IT infrastructure; the relationship between the number of our account executives and productivity; decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of or a reduction in purchases from significant customers; the effect of any failure by us to transition outsourced BPO services provided to our En Pointe business under a service agreement we acquired in connection with our En Pointe acquisition which we expect will terminate in the third quarter of 2017 and require us to transition related IT, accounting, customer service and order management and other support services from this service provider to our captive service operations; possible discontinuance of IT licenses used to operate our business which are provided by vendors; increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the effect of our pricing strategy on our operating results; potential decreases in sales related to changes in our vendors products; the potential lack of availability of government funding applicable to our Public Sector business; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; business and other conditions in Canada, the UK and Europe and the Asia Pacific region and the related effects on our Canadian, UK and our Asia-Pacific operations, including without limitation our executive management’s lack of experience operating in these markets; increased expenses, including, but not limited to, interest expense, foreign currency transaction gains/losses and other expenses which may increase as a result of future inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; shifts in market demand or price erosion of owned inventory; other risks related to foreign currency fluctuations; warranties and indemnities we may be required to provide to third parties through our commercial contracts; data security; litigation by or against us; and availability of financing, including availability under our existing credit lines. Additional factors that could cause our actual results to differ are discussed under the heading “Risk Factors” in Item 1A, Part I of our Form 10-K for the year ended December 31, 2016, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

-Financial Tables Follow-

6

PCM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2017	2016
Net sales	$524,399	$498,029
Cost of goods sold	446,194	427,722
Gross profit	78,205	70,307
Selling, general and administrative expenses	73,732	68,788
Operating profit	4,473	1,519
Interest expense, net	1,653	1,474
Equity income from unconsolidated affiliate	138	—
Income before income taxes	2,958	45
Income tax benefit	1,069	111
Net income	$4,027	$156

Basic and Diluted Earnings Per Common Share
Basic	$0.33	$0.01
Diluted	0.30	0.01

Weighted average number of common shares outstanding:
Basic	12,356	11,871
Diluted	13,452	12,261

7

PCM, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited, in thousands)

	Three Months Ended March 31,
	2017	2016
EBITDA(a):
Consolidated operating profit (loss)	$4,473	$1,519
Add: Consolidated depreciation expense	2,440	2,565
Consolidated amortization expense	1,082	1,507
Equity income from unconsolidated affiliate (b)	138	—
EBITDA	$8,133	$5,591

EBITDA Adjustments:
Stock-based compensation	$515	$511
M&A and related costs and fees (c)	170	577
Severance & restructuring related costs (d)	615	1,198
UK startup costs (e)	152	—
Foreign exchange (gain) loss	25	(241)
Total EBITDA adjustments	$1,477	$2,045

Adjusted EBITDA:
EBITDA	$8,133	$5,591
Add: EBITDA Adjustments	1,477	2,045
Adjusted EBITDA	$9,610	$7,636

Net income:
Income before income taxes	$2,958	$45
Less: Income tax benefit	(1,069)	(111)
Net income	$4,027	$156

Income before income taxes	$2,958	$45
Add: EBITDA Adjustments	1,477	2,045
Amortization of purchased intangibles (f)	1,078	1,504
Adjusted income before income taxes	5,513	3,594
Less: Adjusted income tax expense (g)	1,963	1,162
Non-GAAP net income	$3,550	$2,432

Diluted earnings per share:
GAAP diluted EPS	$0.30	$0.01
Non-GAAP diluted EPS	0.26	0.20

GAAP diluted weighted average number of common shares outstanding	13,452	12,261
Non-GAAP diluted weighted average number of common shares outstanding	13,452	12,261

(a)	EBITDA — earnings from continuing operations before interest, taxes, depreciation and amortization.
(b)	Represents our equity income resulting from our 49% ownership interest in the NCE.
(c)	Includes costs and fees, including litigation, related to our acquisitions.
(d)	Includes employee severance related costs related to our cost reduction initiatives, lease vacancy costs and other restructuring related costs.
(e)	Represents startup costs associated with our new United Kingdom investment.
(f)	Includes amortization expense for acquisition-related intangible assets, which include trademarks, trade names, non-compete agreements and customer relationships.
(g)	The 2017 tax expense assumes an estimated annual effective tax rate of 35.6%. Our actual effective tax rate for the three months ended March 31, 2017 was (36.1%) due to the effect of discrete tax benefits in the quarter.

8

PCM, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	March 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$7,771	$7,172
Accounts receivable, net of allowances of $900 and $832	354,301	358,949
Inventories	66,417	80,872
Prepaid expenses and other current assets	12,301	16,250
Asset held for sale	5,812	5,812
Total current assets	446,602	469,055
Property and equipment, net	59,982	56,352
Goodwill	83,432	83,388
Intangible assets, net	14,023	15,074
Deferred income taxes	919	947
Investment and other assets	6,087	4,994
Total assets	$611,045	$629,810

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$241,470	$276,524
Accrued expenses and other current liabilities	64,722	63,403
Deferred revenue	5,114	10,960
Line of credit	120,634	107,396
Notes payable — current	10,514	11,168
Note payable related to asset held for sale	4,552	4,601
Total current liabilities	447,006	474,052
Notes payable	21,331	18,750
Other long-term liabilities	3,805	7,039
Deferred income taxes	1,556	1,498
Total liabilities	473,698	501,339
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 17,034,594 and 16,465,567 shares issued; 12,536,229 and 11,967,202 shares outstanding	17	16
Additional paid-in capital	132,517	127,777
Treasury stock, at cost: 4,498,365 shares	(26,934)	(26,934)
Accumulated other comprehensive loss	(531)	(639)
Retained earnings	32,278	28,251
Total stockholders’ equity	137,347	128,471
Total liabilities and stockholders’ equity	$611,045	$629,810

9

PCM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Three Months ended March 31,
	2017	2016
Cash Flows From Operating Activities
Net income	$4,027	$156
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,522	4,072
Equity income from an unconsolidated affiliate	(138)	—
Provision for deferred income taxes	(387)	(69)
Non-cash stock-based compensation	515	511
Excess tax benefit related to stock option exercises	—	(14)
Change in operating assets and liabilities:
Accounts receivable	4,648	(3,545)
Inventories	14,455	(1,270)
Prepaid expenses and other current assets	3,967	6,631
Other assets	(367)	(493)
Accounts payable	(38,704)	41,242
Accrued expenses and other current liabilities	784	4,177
Deferred revenue	(5,846)	(7,272)
Total adjustments	(17,551)	43,970
Net cash provided by (used in) operating activities	(13,524)	44,126
Cash Flows From Investing Activities
Purchases of property and equipment	(6,033)	(785)
Acquisition of Acrodex, net of cash acquired	—	(171)
Acquisition of assets of Systemax	—	(400)
Net cash used in investing activities	(6,033)	(1,356)
Cash Flows From Financing Activities
Net borrowings (payments) under line of credit	13,238	(28,588)
Borrowing under note payable	3,139	—
Payments under notes payable	(1,261)	(1,242)
Change in book overdraft	3,648	(9,723)
Payments of earn-out liability	(2,813)	(2,887)
Payments of obligations under capital lease	(521)	(598)
Proceeds from capital lease obligations	587	—
Proceeds from stock issued under stock option plans	4,428	212
Payment for deferred financing costs	(597)	(403)
Payment of taxes related to net-settled stock awards	(81)	—
Common shares repurchased and held in treasury	—	(1,721)
Excess tax benefit related to stock option exercises	—	14
Net cash provided by (used in) financing activities	19,767	(44,936)
Effect of foreign currency on cash flow	389	123
Net change in cash and cash equivalents	599	(2,043)
Cash and cash equivalents at beginning of the period	7,172	11,176
Cash and cash equivalents at end of the period	$7,771	$9,133
Supplemental Cash Flow Information
Interest paid	$1,341	$1,253
Income taxes paid (refund), net	2,346	(558)
Supplemental Non-Cash Investing and Financing Activities
Financed and accrued purchases of property and equipment	44	582

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